Exhibit 99.1

External Debt and Trust Preferred Securities of CenterPoint Energy, Inc. and its Subsidiaries
March 31, 2003

($ in millions)

TOTALS
Debt (excl. Trans. Bonds and ZENS) $9,944
Transition Bonds 729
ZENS (linked to AOL stock) 104
Subtotal 10,777
Trust Preferred Securities 725
Total Debt and Trust Preferred Securities $11,502
CenterPoint Energy, Inc. (CNP)
ZENS $ 104(1)
Collateralized Pollution Control Bonds
First Mortgage Bond Collateral 397(2)
General Mortgage Bond Collateral 527(2)
Uncollateralized Pollution Control Bonds 519(3)
Bank Loans 3,797(4)
Total $5,344
Utility Holding, LLC
CenterPoint Energy Resources Corp.
(formerly Reliant Energy Resources Corp.)
Debentures/Notes $2,210
Convertible Subordinated Debentures 79
Note Payable 41(5)
Bank Loans 0(6)
Total $2,330
Off Balance Sheet Receivables Facility $150(7)
NorAm Financing I Gas Pipelines
Trust Preferred Securities $0.4
CenterPoint Energy Houston Electric, LLC
(formerly Reliant Energy, Incorporated)
First Mortgage Bonds $ 302
General Mortgage Bonds 762
Collateralized Term Loan 1,310(8)
Total $2,374
CenterPoint Energy Transition
Bond Company, LLC
Transition Bonds $729
Texas Genco GP, LLC 1%
Texas Genco LP, LLC 99%
Texas Genco, LP
Texas Genco Holdings, Inc. International HL&P Capital Trust I/HL&P Capital Trust II/REI Trust I
Preferred Securities $725
(1) Principal amount on which 2% interest is paid is $840 million. Debt component is $104 million. Derivative component is $182 million.
(2) The collateralized pollution control bonds (aggregating $924 million) are obligations of CenterPoint Energy, Inc. However, CenterPoint Energy Houston Electric, LLC has issued first mortgage bonds aggregating $397 million and general mortgage bonds aggregating $527 million as collateral for the CenterPoint Energy, Inc. obligations.
(3) $175 million of these bonds were owned by CenterPoint Energy, Inc. on March 31, 2003 pending remarketing
(4) Borrowings under $3.80 billion bank facility. Temporary investments totaled $279 million.
(5) Non-interest bearing obligation to a former affiliate related to monies previously advanced to CenterPoint Energy Resources Corp. by a third party and for which the former affiliate remains obligated. A payment of $5 million is due in April 2003 and the remaining $36 million is payable in June 2005.
(6) Borrowings under $200 million bank facility
(7) Advances under $150 million receivables facility; advances are not reflected as debt on the balance sheet. (8) Loan is collateralized by general mortgage bonds.
(9) Amounts shown exclude unamortized discount and premium.